SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

                       FORM 8-K

                     CURRENT REPORT
          PURSUANT TO SECTION 13 OR 15(d) OF THE
              SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 11, 2000


  SALIENT 3 COMMUNICATIONS, INC.
 (Exact name of registrant as specified in its charter)



  Delaware                            0-12588         23-2280922
 (State or other jurisdiction of     (Commission     (I.R.S. Employer
  incorporation or organizational)    File Number)    Identification No.)



   P. O. BOX 1498, READING, PENNSYLVANIA   19603
 (Address of principal executive offices) (Zip Code)



Registrant's telephone number, including area code:  (610) 856-5500

Item 5. Other Events.

On May 11, 2000, Salient 3 Communications, Inc. (Nasdaq/NMS:STCIA) and Agilent Technologies Inc. (NYSE:A) announced that they have reached an agreement for Agilent to purchase all of the common stock of SAFCO Technologies, Inc., Salient 3's wireless subsidiary. The purchase price will be approximately $120 million in cash, subject to certain closing date balance sheet adjustments. SAFCO was acquired by Salient 3 in 1996.

Salient 3 had announced in October 1999 that it had engaged Robert W. Baird & Co. to assist in evaluating and pursuing various strategic alternatives intended to enhance shareholder value. After assessing the preliminary values for the individual subsidiaries generated by Robert W. Baird's sale process and receiving Baird's advice, the Board determined that Salient 3 would maximize shareholder value by selling its subsidiaries and distributing the net proceeds to its shareholders. The closing of the sale of SAFCO, which is expected to occur within 90 days, will be subject to the approval by Salient's Class B shareholders of the sale by the Company of its operating units and the dissolution and liquidation of the Company.

After payment of taxes, proceeds received by Salient 3 will initially be used to pay off outstanding long-term debt and lines of credit, currently approximately $18.3 million, and certain other corporate obligations, including fees and management incentives specifically related to the sale.
It is anticipated that total obligations including taxes, specifically related to this transaction will be no less than $34 million. Additional obligations that will be incurred at a corporate level cannot be determined until further progress is made on other anticipated transactions.

Commenting on the agreement, Salient 3's Chairman, President and Chief Executive Officer, Timothy S. Cobb said, "We are quite pleased to have reached an agreement with a buyer of the international reputation and prominence of Agilent. I believe this is an excellent outcome for Agilent, SAFCO employees and Salient 3 shareholders."

Commenting further on Salient 3's plan to enhance shareholder value, Mr. Cobb said, "As we indicated at the time of our first quarter 2000 earnings announcement, we still expect to make our first distribution to shareholders during the third quarter of this year. We will not be able to definitively determine the amount of the first distribution until the closing of the SAFCO sale and further progress on the other transactions. The amounts and timing of subsequent cash distributions will be dependent on the resolution of Salient 3's long-term assets and liabilities, including indemnifications provided with sales of the subsidiaries."


Salient 3 Communications, Inc. is a leading telecommunications equipment and services company with subsidiaries that support public, private and wireless network operators.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

         SALIENT 3 COMMUNICATIONS, INC.

Date:    May 12, 2000
      /s/Paul H. Snyder
         Paul H. Snyder
         Senior Vice President and
         Chief Financial Officer